Exhibit 99.1

March 12, 2014

IDT Names Dr. Sailesh Chittipeddi Global Vice President Of Operations and Chief Technology Officer

In New Dual Role, Chittipeddi Will Focus on Corporate Growth and Differentiation

SAN JOSE, Calif.—(BUSINESS WIRE)— Integrated Device Technology, Inc. (IDT®) (NASDAQ: IDTI), the Analog and Digital Company™ delivering essential mixed-signal semiconductor solutions, today announced that Dr. Sailesh Chittipeddi is IDT’s new global vice president of operations and chief technology officer (CTO). He joins IDT with more than 25 years of experience in results-oriented leadership across the semiconductor industry.

Chittipeddi will manage the company’s manufacturing supply chain and operations, as well as accelerating differentiated technology development.

“I am enthusiastic about the addition of Sailesh to our executive team. As we focus on growing our business in communications and enterprise solutions, Sailesh’s track record in strategic planning and product development will prove invaluable,” said Gregory L. Waters, president and CEO of IDT. “The addition of Sailesh to the IDT team will allow us to couple our growth with increased operating leverage and technology differentiation.”

“I am pleased to join IDT’s management team - The potential we have now to strategically grow this company is truly exciting,” said Chittipeddi. “The target markets of communications and enterprise both provide rich opportunities for differentiation and growth.”

Prior to joining IDT, Chittipeddi was president and CEO of Conexant Systems. Before that, he held other executive roles at Conexant with responsibility for global engineering, product development, operations, quality, IT and associated infrastructure support. Chittipeddi holds five degrees, including an M.B.A from the University of Texas at Austin and a doctorate in physics from The Ohio State University. He has earned 64 U.S. patents, and has authored nearly 40 publications.

About IDT

Integrated Device Technology, Inc., the Analog and Digital Company™, develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing, sales facilities and distribution partners throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at http://www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, and YouTube.

IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

IDT Corporate Marketing

Sue Kim, 408-284-2739

sue.kim@idt.com

Source: Integrated Device Technology, Inc.